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                                    AGREEMENT

         THIS AGREEMENT is made as of this 5th day of December, 1995, by and among UNITED BRODY CORP., a New York corporation, having a place of business at Leggett Road, Ghent, New York, 12075 (hereinafter "Licensor"), and ARK STEAKHOUSE CORP., a Nevada corporation, having an office at c/o Ark Restaurants Corp., 85 Fifth Avenue, 14th Floor, New York, New York, 10003 (hereinafter "Licensee").

                              W I T N E S S E T H:

         WHEREAS, the Licensor is the owner of a certain service mark, namely "GALLAGHER'S", which has been registered with the Patent and Trademark Office of the United States of America under Registration No. 1,507,546 (hereinafter "Service Mark"), and

         WHEREAS, the Licensor is engaged in the restaurant business in the City of New York, New York, and in connection therewith, Licensor has established a national and international reputation for high-quality foods and fine service, all of which has created substantial value in the Service Mark above described, and

         WHEREAS, Licensee recognizes and acknowledges the value of such Service Mark, as well as the benefits to be derived from being identified with and licensed by Licensor, with

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respect to the limited use of such Service Mark, and

         WHEREAS, the Licensee desires to acquire the limited right to use such Service Mark in connection with the operation of a restaurant at Las Vegas, Nevada.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

         1. USE OF NAME (SERVICE MARK); TERMINATION OF USE: Licensor gives and grants to Licensee during the term of this Agreement a limited license to use the Service Mark "Gallagher's" alone or together with the name "New York, New York", or together with the name "Las Vegas", or together with both such names, or any other, or any variation thereof as may be approved in writing by the Licensor, in Licensor's absolute discretion, exclusively for the operation of a business of a restaurant at Las Vegas, Nevada (hereinafter "Restaurant") for the sale at retail of full-service meals, in a sit-down environment (non-fast-food style), and also to be permitted to engage in the sale of "take out" food, catering and the retail sale of food items (excluding mail order and excluding locations other than within the City limits of Las Vegas, Nevada), subject to and in accordance with the terms, conditions and standards set forth herein. The Licensee agrees to use Licensor's Service Mark and name in connection with, and exclusively for, the promotion and conduct of the Restaurant, as provided hereunder, in accordance with the standards and terms and conditions stated herein. The Licensee recognizes and acknowledges that the Licensor is the sole and exclusive owner of the Licensor's Service Mark and agrees that it will not register nor attempt to register such Service Mark or any

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confusingly  similar  mark in its own name or that of any  other  firm,  person, corporation or entity, whatsoever, and that Licensee will not use the aforesaid Service Mark or any confusingly similar mark as any part of any corporate name or in connection with any enterprise other than the Restaurant. Immediately upon the expiration or termination of this Agreement, the Licensee agrees to cease and forever abstain from the use of the aforesaid Service Mark and Licensee at its sole cost and expenses, shall either destroy or return to Licensor, all documents, instruments, display items, including stationery, identification cards, building signage, menus, invoices, matchbooks, and the like bearing the aforesaid Service Mark.

         The delivery of all such materials as are required to be delivered to the Licensor hereunder shall be made by the Licensee to the Licensor, at Licensee's prepaid expense, free and clear of all charges or liens, at the place for notice hereinafter described or at such other place within the State of New York, as the Licensor shall indicate in writing. Such delivery shall be made immediately upon the expiration or termination of this Agreement, irrespective of the reason for termination.

         The Licensee, after the expiration or other termination hereof, shall not directly or indirectly contest or aid in contesting the validity or ownership of the Service Mark or any action whatsoever in derogation of the Licensor's claimed rights therein. Nothing contained in this Agreement shall be construed to vest in the Licensee any right, title or interest in or to the Licensor's Service Mark, the good will now or hereafter associated therewith, or any right in the design or any such Service Mark or the character of any such signage in connection therewith, other than the rights and license expressly granted herein. Any and all good will

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associated with the Licensor's Service Mark shall inure directly and exclusively to the benefit of and is the property of the Licensor.

         All advertising by the Licensee shall be in good taste. The Licensee shall refrain from the use of the Licensor's Service Mark in conjunction with or integrated with any other tradename or Service Mark or any accompanying words, insignias or symbols, except as hereinabove approved, or as expressly approved by the Licensor, or as may be expressly required by law.

         2. ANNUAL MINIMUM LICENSE FEE: The Annual Minimum License Fee shall be Ten Thousand Dollars ($10,000) per year. Such minimum fee for the first year of the term of this agreement is being paid concurrently with the execution of this Agreement. If the lease for the Restaurant (the "Lease") is not executed on or before September 30, 1996, the Licensor shall return to the Licensee $5,000 of such minimum fee for the first year and upon such payment this agreement shall be null and void and neither party shall have any liability hereunder.


         The Annual Minimum License Fee, for each year during the term of this agreement, shall be applied against an Annual License Fee computed at two percent (2%) of Licensee's gross sales (as hereinafter defined). Payments to be made monthly on account of such license fee on or before the 15th day of each month beginning in the month immediately following the month in which the restaurant commences operation and the same shall be based upon the gross sales of the preceding calendar month.

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         For the purposes of this Paragraph 2, each twelve month period shall be based on Licensee's fiscal year ending on the Saturday nearest September 30th and shall consist of the twelve months or shorter period ending on such date and the first year of the term of this agreement (which may be shorter than twelve months) shall be deemed to begin on the date Licensee commences operations at the Restaurant.

         The terms "gross sales" shall mean the aggregate of all receipts, revenues and income, however characterized, resulting or derived directly from the operation of the Restaurant during the term. Gross sales shall include revenues from the sale at the Restaurant, for cash or credit, of all food, beverages (including alcoholic beverages), goods, wares or merchandise customarily produced for retail sale to the consumer public at a sit-down restaurant operation both served at the premises or catered off premises. Gross sales shall not include (i) any sales, excise or other taxes collected or received by the Licensee in connection with the Restaurant and paid to the taxing authorities by Licensee, (ii) gratuities to employees paid by Licensee's customers, and (iii) the amount of sales otherwise included in the gross sales which are received for payment of "complimentary meals" supplied to the casino/hotel guests, patrons and executives for which the Licensee receives a discounted payment below the stated menu prices; further provided, however, that solely for purposes of calculating gross sales the total of such excluded "complimentary meals" shall be limited to $500,000 per annum (or with respect to any period less than a year, $500,000 multiplied by a fraction, the numerator of which shall be the number of days in such period less than a year and the denominator of which shall be 365).

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         3. ACCOUNTING  PROCEDURE:  Licensee agrees to keep complete  records of the gross receipts of the Restaurant. Licensee shall furnish on a monthly basis statements for the Restaurant's gross receipts for the preceding month. Such statements will be certified by an officer of Licensee for the subject period. All such statements shall be in accord with good accounting practice and shall be submitted to the Licensor not later than the fifteenth (15th) day of the month following the period for which the written statement is required to be submitted. In addition thereto, the Licensee shall submit, with such statements, its State of Nevada sales tax return for the immediately-preceding sales tax reporting period.

         Licensee shall submit an annual statement on or before October 20th of each year for the year just ended, which statement shall be certified to by an officer of Licensee. The Annual Statement shall set forth (i) gross receipts less the authorized exclusion amount as set forth above, (ii) the calculation of the percentage license fee for the prior year, (iii) the license fee previously paid and (iv) the balance due, if any.

         If any such annual statement shows additional sums payable by the Licensee to the Licensor, such amount shall be delivered simultaneously with the annual statement. If any such annual statement shows that an amount is payable by Licensor to the Licensee, the Licensor shall within ten (10) days of the annual statement pay such amount to the Licensee.

         4. RIGHT OF AUDIT: Licensee agrees that, on reasonable notice, Licensor or its agent shall have the right, once per annum during the term of this Agreement, during regular business hours, to examine or audit the books and accounts of Licensor to verify gross receipts

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as certified hereunder. If the audit shows a deficit, the parties shall endeavor to resolve such dispute. In the event that the parties are unable to arrive at a mutually satisfactory resolution, the accountants of each of Licensee and Licensor, shall select an independent certified public accountant who shall resolve the dispute, which resolution shall be conclusive and binding on the parties.

         If the audit shows a deficit in the license fees of five (5%) percent or more, the cost of the audit shall be paid by Licensee. If the audit shows a deficit of less than five (5%) percent, the cost of the audit shall be shared equally by Licensor and Licensee. If the audit shows no deficit or any overpayment, the cost of the audit will be borne by the Licensor. All deficits uncovered by an audit shall bear interest at the rate of TWELVE (12%) per annum from the date same was first due until paid.

         5. STANDARDS: Licensee acknowledges that Licensor's reputation and the value of its Service Mark has derived, in part, from Licensor's high quality of service, presentation of restaurant product, showcasing, pre-preparation of certain food products and preparation of food products. Licensee further acknowledges that with respect to such service, presentation of restaurant product, showcasing, pre-preparation of certain food products and preparation of food products, Licensor has a secret, protected propriety interest in the methods with respect thereto. Accordingly, Licensee agrees that Licensor's Service Mark can only be protected through the adherence to certain public service and food preparation standards.

         In order to protect Licensor's proprietary interests, Licensee agrees that the

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making of this Agreement and the payment of the initial fee is a prerequisite to the availability of the various methodologies and standards with respect thereto. Licensor shall, within thirty (30) days from the date the Lease is
executed,   undertake  the  training  of  Licensee  with  regard  to  Licensor's methodologies and standards employed at Licensor's location at 228 West 52nd Street, New York, New York, 10019. Thereafter, Licensor shall provide Licensee with a detailed written manual of such methodologies and standards (hereinafter "Manual").

         During the operation of the Restaurant, in recognition of the mutual benefits accruing from maintaining the modus operandi set forth in the Manual, Licensee agrees to make all reasonable efforts to adhere to the Manual in connection with the Restaurant. If Licensee deviates in a material fashion from the Manual, Licensor will give Licensee notice setting forth in reasonable detail the manner in which the Licensee is materially deviating from the Manual and Licensor shall take all reasonable steps to correct the deviation. Licensor agrees that Licensee will not be in default hereunder as long as it is making reasonable efforts, in good faith, to comply with the Manual. Nothing, however, shall relieve Licensee of complying with the standards as set forth herein (Manual), and continued deviation and/or noncompliance shall constitute default hereunder. Any dispute as to whether the Licensee is complying with the standards shall be resolved by arbitration pursuant to Paragraph 21 below.

         6. RIGHT OF ENTRY AND INSPECTION: The Licensor or its authorized agent and representative shall have the right to enter and inspect the premises and examine and test food products and supplies for the purpose of ascertaining that Licensee is operating the

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Restaurant in accordance  with the terms of this  Agreement  and, in particular, subject to the standards herein contained (Manual).

         Any such inspection requiring the participation of personnel employed by Licensee shall be limited to twice per annum.

         Inspections shall be conducted during normal business hours.

         The Licensor shall notify the Licensee in writing of any deficiencies detected during the inspection. Licensor and Licensee shall discuss such deficiencies and the manner in which they should be corrected and licensee shall proceed to make all reasonable efforts, in good faith, to correct the deficiencies.

         7. AUTHORITY: The Licensee shall not represent or hold itself out as an agent, legal representative, partner, subsidiary, joint venturer, franchise or employee of the Licensor. The Licensee shall have no right or power to and shall not bind or obligate the Licensor in any way, manner or thing whatsoever, nor represent that it has any right to do so. In its public records and in its relationship with other persons, or letterheads and business forms, Licensee shall indicate its independent ownership of said business, and that it is only a licensee of the Licensor. Licensee agrees to exhibit on the premises in a place agreed upon between the Licensor and Licensee a notification that it is a licensee of Licensor. All disclaimers required hereunder shall be subject to Licensor's prior written approval.

         8. DEFAULT: TERMINATION: The occurrence of any of the following events

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shall constitute good cause for Licensor, at its option and without prejudice to any other rights or remedies provided for herein or hereunder or by law or equity, to terminate this Agreement:

         A. If Licensee shall be adjudicated a bankrupt, because insolvent, or if a receiver (permanent or temporary) of its property or any part thereof is appointed by a court of competent jurisdiction and authority; if it makes a general assignment for the benefit of creditors, or if a final judgment remains unsatisfied of record for thirty (30) days or longer (unless supersedeas bond is filed) or if execution is levied against Licensee's business or property or suit to foreclose any lien or mortgage against the premises or equipment is instituted against Licensee and not dismissed within thirty (30) days; or if Licensee defaults in the performance of any term, condition or obligation in the payment of any indebtedness to Licensor, its suppliers or others, arising out of the purchase of supplies or the purchase or lease of equipment or operation of the Restaurant, except where any such amount owed are being diligently contested in good faith by appropriate proceedings, and if any such default is not cured within thirty (30) days after written notice by Licensor to Licensee.

         B. If Licensee defaults in the payment of any fee or other payment due hereunder or fails to submit the financial or reports, sales slips or the like of the "gross sales" as provided herein, and fails to cure said default within thirty
                  (30) days

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                  after written  notification  thereof, or if Licensee makes any intentionally false statement in connection therewith.

         C. If Licensee fails in good faith to make reasonable efforts to cure any material deviation from the standards as set forth in Paragraph 5 and 6 of this Agreement and such failure or non-compliance shall continue after notification; or if Licensee repeatedly commits violations of such provisions.

         D. If Licensee violates any other term or condition of this Agreement and Licensee shall not have diligently commenced to cure such defaults thirty (30) days after written notice from Licensor to cure same.

         E. If Licensee suffers a violation of any law, ordinance, rule or regulation of a governmental agency in connection with the operation of the Restaurant and permits the same to go on uncorrected after notification thereof, unless there is a bona fide dispute as to the violation or legality of such law, ordinance, rule or regulation.

         F. If Licensee ceases to do business at the premises or defaults under the Lease or loses its rights to possession of the premises.

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         9.  LICENSOR'S  OBLIGATION:  The Licensor  shall have no obligations to
Licensee, whatsoever, except as expressly stated herein. Licensor shall not have the obligation to direct or advise Licensee in the operation of the Restaurant, and the terms hereof shall be considered limitations for the purpose of protecting the Service Mark of the Licensor and the good will connected therewith. This Agreement is not intended to create a franchise, and the Licensee is not relying on any relationship, as such.

         10. NO REPRESENTATIONS: Licensee acknowledges that Licensor has made no representations to Licensee with regard to the profitability of the Restaurant, the market therefor or the operations thereof.

         Licensor acknowledges that Licensee had made no representations to Licensor with regard to the profitability of the Restaurant, the market therefor or the operations thereof.

         11. EXCLUSIVITY: The Licensee's rights shall be exclusive to the City of Las Vegas, Nevada.

         12. TERM: This Agreement shall be effective on the date hereof and shall end on the termination of the Lease, as such may be renewed or extended, unless this Agreement is otherwise terminated in accordance with the terms hereof. The term of this Agreement, for purposes of the license fee, shall be governed by the provisions of Paragraph 2 above.

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         13. ASSIGNABILITY: This Agreement is not assignable by Licensee, except with the written consent of Licensor, which shall not be unreasonably withheld. Any attempted assignment without such consent shall be void and constitute a default hereunder. Notwithstanding the foregoing, Licensee shall be able to assign its rights and obligations hereunder, without the consent of Licensor, in connection with the sale of all or substantially all of the assets or stock of Ark Restaurant Corp. Nothing herein shall preclude the transfer of Licensor's rights hereunder.

         14. ENFORCEMENT OF SERVICE MARK:

              A. Licensee and Licensor shall promptly notify each other of any suspected infringement of their respective interests in and to the Service Mark by any third party. In the event that any legal action against any third party is deemed necessary by either Licensee or Licensor for the protection of their respective interests in and to the Service Mark, Licensee and Licensor shall cooperate with each other and render all reasonably necessary assistance in connection with any such legal action; provided, however, that neither party shall settle any such action without the prior written consent of the other, which shall not be unreasonably withheld. Within thirty (30) days after notice from Licensee of a suspected infringement, Licensor shall advise Licensee of whether or not Licensor shall prosecute a suit for infringement. If Licensor elects to prosecute such a suit, Licensor may select legal counsel and shall bear all legal fees and other costs and expenses incurred in connection therewith. Any monies recovered after such costs and expenses are reimbursed, shall be shared fifty (50%) percent by Licensor and fifty

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(50%)  percent by Licensee.  If Licensor  chooses not to prosecute any such suit for infringement, then Licensee may do so after notice to Licensor; and Licensee may select legal counsel and shall bear all legal fees and other costs and expenses incurred in connection therewith. Any monies recovered after such costs and expenses are reimbursed, shall be shared fifty percent (50%) by Licensor and fifty percent (50%) by Licensee.

              B. Licensor hereby agrees to be solely responsible for, to defend and indemnify Licensee, its officers, agents and employees and to hold each of them harmless from any claims, demands, causes of action or damages, including reasonable attorney's fees (collectively the "Costs"), arising out of an action against Licensee contesting the right of Licensee to use the Service Mark. In the event such claim is asserted against the Licensee, the Licensee shall notify the Licensor of such claim, and the Licensor shall immediately thereafter bear all the Costs. The provisions of this paragraph shall survive the termination of this Agreement.

         15. INDEMNIFICATION: Licensee hereby agrees to be solely responsible for, to defend and indemnify Licensor, its officers, agents and employees, and to hold each of them harmless from any claims, demands, causes of action or damages, including reasonable attorneys' fees, arising out of the operation of the Restaurant.

         Licensee will obtain and keep in full force and effect the following (the "Policies"):

              A. a policy of commercial general liability on an occurrence basis with a

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combined single limit with respect to each occurrence in an amount of $1,000,000 for bodily injury or death to persons; and

              B. a Liquor Liability insurance policy in an amount of $1,000,000 for bodily injury or death to persons

         The Licensor shall be named as an additional insured on the Policies.

         16. NOTICE: Any and all notices required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if sent by mail, postage prepaid, or by recognized overnight delivery service, or by telephone facsimile, in any case addressed as follows:

             If to Licensee, at:

             c/o Ark Restaurants Corp.
             Attention:  Michael Weinstein
             85 Fifth Avenue, 14th Floor
             New York, New York  10003
             Telecopy: (212) 206-8814

             With copy to:

             Shack & Siegel, P.C.
             Attention:  Donald D. Shack, Esq.
             530 Fifth Avenue
             New York, New York  10036
             Telecopy:  (212) 730-1964


             If to Licensor, at:

             United Brody Corp.
             Attention:  Jerome Brody
             Leggett Road

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             Ghent, New York  12075
             Telecopy:

             With a copy to:

             Rapport, Meyers, Whitbeck, Shaw & Rodenhausen
             Attention: Carmi Rapport, Esq.
             436 Union Street
             Hudson, New York  12534
             Telecopy: (518) 828-9719

or at such other address as any party may specify by notice given to the other party in accordance with this paragraph. The date of giving of any such notice shall be the third business day after mailing if sent by certified mail and the date of first receipt if sent by any other permitted method.

         17. CONSTRUCTION: This Agreement and the terms hereof shall be construed in accordance with the laws of the State of New York and, subject to the provisions of Paragraph 21 below, venue for all actions in a court of competent jurisdiction shall lie in New York, New York and for federal litigation, in the Southern District of the State of New York.

         18. ENTIRE AGREEMENT, MODIFICATION: No statements, representations, variations, either written or oral from whatever source arising, except as stated in this Agreement, shall have any legal validity between the parties or be binding upon any of them. The parties acknowledge that this Agreement contains the entire understanding and agreement of the parties. No modifications hereof shall be effective unless made in writing and computed by the parties hereto with the same formalities as this Agreement is executed.

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         19.  NON-WAIVER:  The failure of the  Licensor  to exercise  any right, power or option given to it hereunder or to insist upon strict compliance with the terms hereof by the Licensee shall not constitute a waiver of the terms and conditions of this Agreement with respect to any other or subsequent breach thereof, nor a waiver by the Licensor of its rights at any time thereafter to require exact and strict compliance with all of the terms hereof. The rights and remedies hereunder are cumulative to any other rights or remedies which may be granted by law.

         20. SEVERABILITY: Should any word, phrase or provisions hereof be declared illegal or invalid by a court of competent jurisdiction, such declaration of illegality and/or invalidity shall not affect the remainder hereof.

         21. ARBITRATION: Except as otherwise specifically provided in this agreement, any controversy or claim arising out of or relating to this Agreement, of the breach thereof, shall be settled by arbitration in the City and County of New York, in accordance with the commercial arbitration rules of the American Arbitration Association, and any judgment upon the award may be entered in any court having competent jurisdiction thereof. The arbitrator shall be entitled to award any relief which may be available at law or in equity, including, without limitation, issuing a preliminary or permanent injunction.

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         22.  HEADINGS:  The headings or captions  associated with paragraphs of this Agreement are for convenience and reference only and do not form a part hereof, and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

LICENSEE:                                     LICENSOR:

ARK STEAKHOUSE CORP.                          UNITED BRODY CORP.


By___________________________          By____________________________
  Robert Towers, Vice President          Jerome Brody, President